As filed with the Securities and Exchange Commission on December 29, 2014.

 Registration No. 333- 192908

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLIGENIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	41-1505029
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, New Jersey 08540

(609) 538-8200

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Christopher J. Schaber, Ph.D.

President and Chief Executive Officer

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, New Jersey 08540

(609) 538-8200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copies to:

Leslie J. Croland, Esq. Duane Morris LLP Suite 3400 200 South Biscayne Boulevard Miami, Florida 33131-2318 (305) 960-2200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On December 29, 2013, Soligenix, Inc. (the “Company”) terminated the public offering (the “Offering”) of (i) units (each a “Unit” and collectively the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) 0.6 of a warrant (collectively, the “Warrants”) to purchase one share of Common Stock at an exercise price equal to 110% of the closing price of the Common Stock on the date of pricing, and (iii) a preferred stock purchase right (collectively, the “Rights”) issuable in accordance with the Rights Agreement dated June 22, 2007 between the Company and American Stock Transfer & Trust Company LLC, which Rights are attached to and trade with the Common Stock. In connection with the Offering, the Company registered the sale of (i) $15 million of the Units, (ii) the shares of Common Stock, the Warrants and the Rights included in the Units, (iii) $15 million of shares of Common Stock issuable upon exercise of the Warrants included in the Units, (iv) warrants (collectively, the “Underwriters’ Warrants”) to be issued to the underwriters in the Offering, and (v) $300,000 of shares of Common Stock issuable upon exercise of the Underwriters’ Warrants, pursuant to the registration statement on Form S-1 (File No. 333-192908) (the “Registration Statement”), which was declared effective by the U.S. Securities and Exchange Commission on December 18, 2014.

In accordance with the Company’s undertaking pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all securities that were registered hereunder but remained unsold at the termination of the Offering.

As of the termination of the Offering, the Company had received gross proceeds of $2,282,701.30 pursuant to the Offering. By filing this Post-Effective Amendment No. 1 to the Registration Statement, the Company removes from registration (i) $12,717,298.70 of Units, (ii) the shares of Common Stock, the Warrants and the Rights included in such Units, (iii) $12,717,298.70 of shares of Common Stock issuable upon exercise of the Warrants included in such Units, (iv) the Underwriters’ Warrants and (v) $254,345,97 shares of Common Stock issuable upon exercise of the Underwriters’ Warrants that were registered under the Registration Statement and remained unsold at the termination of the Offering.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on the 29th day of December, 2014.

SOLIGENIX, INC.

By:	/s/ Christopher J. Schaber
Christopher J. Schaber, PhD
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
By:	/s/ Christopher J. Schaber	Chairman, President and Chief Executive Officer
	Christopher J. Schaber, PhD	(Principal Executive Officer)	December 29, 2014
By:	*
	Keith L. Brownlie, CPA	Director	December 29, 2014

By:	*
	Marco M. Brughera, DVM	Director	December 29, 2014

By:	*
	Gregg A. Lapointe, CPA	Director	December 29, 2014
By:	*
	Robert J. Rubin, MD	Director	December 29, 2014
By:	*
	Jerome Zeldis, MD, PhD	Director	December 29, 2014
By:	/s/ Joseph M. Warusz	Vice President of Finance, Acting Chief Financial Officer
	Joseph M. Warusz, CPA	and Corporate Secretary (Principal Financial and Accounting Officer)	December 29, 2014

*By:	/s/ Joseph M. Warusz
	Joseph M. Warusz Attorney-in-Fact		December 29, 2014